Exhibit 99.1

Progressive Gaming to Proceed with Appeals Process Following Receipt of Ruling on Post-Trial Claims in Webb Litigation

LAS VEGAS—(BUSINESS WIRE)—Oct. 26, 2007—Progressive Gaming International Corporation, (NASDAQ: PGIC) (the “Company”), announced today that following a ruling yesterday by the United States District Court for the Southern District of Mississippi on the Company’s post-trial motions in the Derek Webb, et al (“Webb”) v. Mikohn Gaming Corporation matter, the Company is moving forward with the appeals process on a dispute that was initiated nearly ten years ago. In February 2007 the Company filed post-trial claims for relief in the above noted District Court following a jury verdict that awarded the sum of $13 million to the plaintiff, which amount will be trebled in accordance with applicable law. Following the court’s ruling yesterday to not grant Progressive’s post-trial motions, the Company plans to post a bond of $20 million in conjunction with its plans to file an appeal of the case to the appropriate federal appellate court. The Company is in process of retaining nationally respected appellate counsel to handle the appeal.

In order to begin the appeals process, the Company will be required to post the $20 million bond by November 8 and grant a separate subordinated security interest in the Company’s assets to meet the remaining amount of the judgment subject to required consents. Progressive intends to secure the $20 million bond from available cash on hand, borrowings, or other available sources.

Robert Ziems, Executive Vice President and General Counsel for the Company, stated, “We are disappointed in the trial court’s rulings on our post-trial motions and will devote all of the necessary legal and financial resources to vigorously pursue a favorable outcome through the appellate process. We remain resolute in our belief that the claims asserted are unjust and not supported by the law and facts. We have faith in the judicial process and fully expect the appellate court to support our position.”

Russel McMeekin, President and Chief Executive Officer for the Company, stated, “While we are disappointed with the near term outcome, we believe that the ability to appeal this case to a higher court will allow us to prevail. In the meantime, we are focused on our financial and operational goals and believe we are progressing well on this front and look forward to reporting our third quarter financial results next week.”

About Progressive Gaming International Corporation(R)

Progressive Gaming is a leading supplier of integrated casino and jackpot management system solutions for the gaming industry worldwide. This technology is widely used to enhance casino operations and drive greater revenues for existing products. Progressive Gaming is unique in the industry in offering casino management and progressive systems in a modular yet integrated solution. Products include multiple forms of regulated wagering solutions in wired, wireless and mobile formats. There are Progressive Gaming products in over 1,000 casinos throughout the world. For further information, visit www.progressivegaming.net

Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains certain forward-looking statements, including statements regarding the Company’s anticipated activities in response to the jury verdict, the Company’s retention of nationally respected appellate counsel, the Company’s ability to secure the $20 million bond from available cash on hand, borrowings, or other available sources, the Company’s belief that the claims asserted are unjust and not supported by the law and facts, and the Company’s expectation that the appellate court will support the Company’s position and that the Company will prevail, and the Company’s progress on meeting certain financial and operational goals. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, the risk that any appeals made in this matter will be denied and the risk that the jury verdict becomes final earlier than anticipated. Additional risks include the risk related to the Company’s ability to enforce and develop its intellectual property rights, including rights licensed from third parties, the risk that patents may exist of which the Company is not aware, or that existing patents may provide benefits to third parties beyond those anticipated by the Company, the

Company’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statements to reflect new circumstances or anticipated or unanticipated events or circumstances as they occur.

CONTACT: Progressive Gaming International Corporation

Heather A. Rollo, 702-263-2583

Chief Financial Officer

OR

Jaffoni & Collins Incorporated

Richard Land/Dave Jacoby, 212-835-8500

pgic@jcir.com

SOURCE: Progressive Gaming International Corporation